Exhibit 99.1

Pamrapo Announces Its Intention to Participate in U.S. Treasury Capital Purchase Program

BAYONNE, NJ—(MARKET WIRE)—November 3, 2008 Pamrapo Bancorp, Inc. (NasdaqGM: PBCI—News) today announced its intention to file an application with the U.S. Treasury Department to participate in the Capital Purchase Program which was announced on October 14, 2008 as part of the Emergency Economic Stabilization Act of 2008.

“Pamrapo is a well-capitalized community bank in the New Jersey market area,” commented William Campbell, Pamrapo’s President and Chief Executive Officer. “Like so many other financial institutions, we see this as a unique opportunity to participate in the government’s program and strengthen our core capital reserves.”

Under the Capital Purchase Program, Pamrapo is eligible to receive up to $11,400,000 in capital through the issuance of preferred stock, based on three percent of Pamrapo’s risk-weighted assets as of September 30, 2008. At September 30, 2008, Pamrapo’s Tier I capital ratio was 9.82%. On a pro forma basis at September 30, 2008 assuming full participation in the program, Pamrapo’s Tier I capital ratio would increase to approximately 11.5%, compared to the minimum regulatory capital requirement of 4%. The preferred shares that Pamrapo will issue to Treasury will bear a five percent annual dividend for each of the first five years of the investment, and nine percent thereafter unless Pamrapo redeems the shares prior to the end of the five-year period. Pamrapo will also issue 10-year warrants for its common stock to the Treasury in an amount equal to 15% of the preferred stock purchased, which will give the Treasury the opportunity to benefit from an increase in the common stock price of Pamrapo. Pamrapo’s participation in the program, as well as the amount the Treasury Department may invest, is subject to Treasury’s approval, the execution of definitive agreements and standard closing conditions.

Pamrapo is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A. (the “Bank”), operates eleven branch offices in Bayonne, Fort Lee, Hoboken, Jersey City and Monroe, New Jersey.

This press release may include certain forward-looking statements based on current management expectations. The actual results of Pamrapo Bancorp, Inc. (the “Company”) could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, the Company’s participation in the U.S. Department of Treasury’s Capital Purchase Program (“CPP”), benefits of participating in the CPP general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of loan and investment portfolios of Pamrapo Savings Bank, S.L.A., the Company’s wholly-owned subsidiary, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.